Exhibit 99.1

EVERFRONT BIOTECH HOLDING COMPANY LIMITED

CODE OF ETHICS

The Board of Directors of Everfront Biotech Holding Company Limited (the “Company”) has adopted this Code of Ethics (the “Code”) for all of the Company’s employees, directors, officers and agents (the “Employees”).

Conflicts of Interest

A conflict of interest occurs when an Employee’s private interests interfere, or even appear to interfere, with the interests of the Company as a whole. While it is not possible to describe every situation in which a conflict of interest may arise, an Employee must never use, or attempt to use, his or her position with the Company to obtain improper personal benefits. Any Employee who is aware of a conflict of interest, or is concerned that a conflict might develop, should discuss the matter with the Audit Committee or counsel to the Company immediately.

Corporate Opportunities

Each Employee owes a duty to advance the legitimate interests of the Company when an opportunity to do so arises. An Employee may not take for himself or herself personally opportunities that he or she discovers through the use of corporate property, information or position.

Confidentiality and Privacy

It is important that each Employee protects the confidentiality of the Company’s information. Each Employee may have access to proprietary and confidential information concerning the Company’s business, clients and suppliers. Confidential information includes such items as non-public information concerning the Company’s business, financial results and prospects and potential corporate transactions. The Company requires each Employee to keep this information confidential during employment as well as thereafter, and not to use, disclose, or communicate any confidential information other than in the course of employment. The consequences to the Company and the Employee concerned can be severe where there is unauthorized disclosure of any non-public, privileged or proprietary information. To ensure the confidentiality of any personal information collected and to comply with applicable laws, any Employee in possession of non-public, personal information about the Company’s customers, potential customers, or Employees, must maintain the highest degree of confidentiality and must not disclose any personal information unless authorization is obtained.

Honest and Fair Dealing

Each employee must endeavor to deal honestly, ethically and fairly with the Company’s customers, suppliers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct.

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Protection and Proper Use of Company Assets

The Company’s assets are only to be used for legitimate business purposes and only by authorized Employees or their designees. This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets and confidential information). Each employee has a responsibility to protect the Company’s assets from theft and loss and to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. If you become aware of theft, waste or misuse of the Company’s assets, you should report this to your manager.

Compliance with Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by those laws, rules and regulations, and in particular, those relating to accounting and auditing matters. Any Employee who is unsure whether a situation violates any applicable law, rule, regulation or Company policy should contact the Company’s counsel.

Anti-Corruption and Anti-Bribery

The UK Bribery Act 2010 (the “Bribery Act”) and the Foreign Corrupt Practices Act (the “FCPA”) (together the “Anti-Corruption Legislation”) prohibit the Company and its employees and agents (and generally any person performing services on behalf of the Company) from offering, promising or giving money or any other item of value to win or retain business or to influence any act or decision of a third party and, in the case of the Bribery Act, regardless of whether that third party is a public official. Violation of the Bribery Act and/ or the FCPA is a crime that can result in severe fines and criminal penalties for both the relevant individual, the Company, its Management and its Directors. The Company takes compliance with the Anti-Corruption Legislation very seriously. Employees with specific queries on either the Bribery Act and/ or the FCPA should contact the Company’s counsel.

Securities Trading

Because we are a public company, we are subject to a number of laws concerning the purchase of our shares and other publicly traded securities. Company policy prohibits Employees and their family members from trading securities while in possession of material, non-public information relating to the Company or any other company, including a customer or supplier that has a significant relationship with the Company. Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell the Company’s stock. In short, any information that could reasonably affect the price of the Company’s stock is material. Information is considered to be “public” only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information. If you have any doubt as to whether you possess material non-public information, you should contact your manager or contact the Company’s counsel. See also the Company’s Insider Trading Policy for additional details including the Blackout Policy and Pre-Clearance of Trades requirements.

Disclosure

Employees are responsible for ensuring that the disclosure in the Company’s periodic reports is full, fair, accurate, timely and understandable. In doing so, Employees shall take such action as is reasonably appropriate to (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Company is made known to them; (ii) confirm that the Company’s periodic reports comply with applicable law, rules and regulations; and (iii) ensure that information contained in the Company’s periodic reports fairly presents in all material respects the financial condition and results of operations of the Company. Employees will not knowingly (a) make, or permit or direct another to make, materially false or misleading entries in the Company’s, or any of its subsidiaries’, financial statements or records; (b) fail to correct materially false and misleading financial statements or records; (c) sign, or permit another to sign, a document containing materially false and misleading information; or (d) falsely respond, or fail to respond, to specific inquiries of the Company’s independent auditor or outside legal counsel.

Procedures Regarding Waivers

Because of the importance of the matters involved in this Code, waivers will be granted only in limited circumstances and where such circumstances would support a waiver. Waivers of the Code may only be made by the Audit Committee and will be disclosed by the Company.

Internal Reporting

Employees shall take all appropriate action to stop any known misconduct by fellow employees or other Company personnel that violate this Code. The Company is committed to high standards of ethical, moral and legal business conduct. To ensure compliance with applicable laws and regulations of the countries where the Company conducts business, the Company has established various policies and procedures, including the Code of Ethics. Employees, contractors, officers and directors have an obligation to comply with these policies and to promptly alert the Audit Committee or the Company’s counsel of any deviation from them.

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